SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 2, 2009
Orbitz Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455

(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 1000, Chicago, Illinois	60661

(Address of Principal Executive Offices)	(Zip Code)
(312) 894-5000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 2, 2009, Orbitz Worldwide, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its $685 million senior secured credit agreement, dated as of July 25, 2007, among the Company, UBS AG, Stamford Branch, as administrative agent, collateral agent and an L/C issuer, UBS Loan Finance LLC, as swing line lender, each lender from time to time party thereto, and the other agents party thereto (the “Credit Agreement”). The Amendment, which became effective on June 2, 2009 after receipt of the consent of the required lenders, was entered into by the Company, UBS AG, Stamford Branch, as administrative agent, and the consenting lenders.
     The Amendment permits the Company to make purchases of outstanding term loans under the Credit Agreement on a non-pro rata basis using cash up to $10 million and cash proceeds from equity issuances and in exchange for equity interests on or prior to June 2, 2010. The Amendment provides that any term loans of the Company so purchased by the Company shall cease to be outstanding and may not be reborrowed, remade or otherwise re-incurred.
     The Amendment requires that the Company purchase at least $10 million in principal amount of term loans on or before June 19, 2009, or it will lose its ability to purchase any term loans pursuant to the Amendment. The Amendment also makes certain technical and conforming changes to the terms of the Credit Agreement.
     There can be no assurance that the Company will make the initial $10 million purchase or, if it does, that it will make any subsequent purchases. In addition, there can be no assurance that the Company will be able to successfully purchase outstanding term loans at a price less than their aggregate stated principal amount.
     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At the Annual Meeting of Shareholders of the Company held on June 2, 2009, the Company’s shareholders, upon the recommendation of the Board of Directors of the Company (“Board”), approved the amendment and restatement of the Orbitz Worldwide, Inc. Performance-Based Annual Incentive Plan (as amended and restated, the “AIP”) to (i) increase the number of available performance goals, (ii) give the Compensation Committee of the Board greater flexibility with respect to establishing bonus formulas using any one or more of the performance goals and (iii) change the maximum per participant award limitation during a performance period from 50% of the bonus pool to $10,000,000.
     Additionally, the Company’s shareholders, upon the recommendation of the Board, approved amendments to the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (as amended, the “Equity and Incentive Plan”) to (i) increase, for purposes of complying with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, the number of shares of the Company’s common stock subject to equity awards that can be granted to a single individual each calendar year from 1,000,000 shares to 5,000,000 shares for the grant of non-qualified stock options and stock appreciation rights, and from 1,000,000 shares to 2,500,000 shares for the grant of restricted stock, restricted stock units and other stock-based awards, and (ii) authorize a one-time, value-for-value stock option exchange program (“Stock Option Exchange Program”) under which eligible employees would have the opportunity to exchange certain underwater stock options for a lesser number of new stock options with an exercise price equal to the fair market value of the Company’s common stock at the completion of the exchange offer. The Stock Option Exchange Program must be commenced before June 2, 2010, or further shareholder approval will be required. The Compensation Committee of the Board will determine, if and when, to implement the Stock Option Exchange Program within this timeframe.
     Brief summaries of the AIP, Equity and Incentive Plan and Stock Option Exchange Program were included as part of Proposals 2, 3 and 4, respectively, in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 22, 2009. The foregoing descriptions of the AIP and Equity and Incentive Plan are qualified in their entirety by reference to the AIP and Equity and Incentive Plan, copies of which are attached as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01. Financial Statements And Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1, dated as of June 2, 2009, by and among Orbitz Worldwide, Inc., the lenders party thereto, and UBS AG, Stamford Branch, as administrative agent.

10.2	Amended and Restated Orbitz Worldwide, Inc. Performance-Based Annual Incentive Plan, effective June 2, 2009.

10.3	Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended and restated, effective June 2, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.
June 4, 2009	By:	/s/ James P. Shaughnessy
		Name:	James P. Shaughnessy
		Title:	Senior Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1, dated as of June 2, 2009, by and among Orbitz Worldwide, Inc., the lenders party thereto, and UBS AG, Stamford Branch, as administrative agent.

10.2	Amended and Restated Orbitz Worldwide, Inc. Performance-Based Annual Incentive Plan, effective June 2, 2009.

10.3	Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended and restated, effective June 2, 2009.

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